As filed with the Securities and Exchange Commission on August 18, 2023

Registration No. 333-264893

Registration No. 333-259458

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1

(File Nos. Registration No. 333-264893 and 333-259458)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IN8BIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-5462585
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

350 5th Avenue, Suite 5330 New York, New York	10118
(Address of Principal Executive Offices)	(Zip Code)

2018 Equity Incentive Plan, as Amended

2020 Equity Incentive Plan

(Full titles of the plans)

William Ho

President and Chief Executive Officer

IN8bio, Inc.

350 5th Avenue, Suite 5330, New York, New York 10118

(646) 600-6438

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua A. Kaufman

Jaime L. Chase

Cooley LLP

55 Hudson Yards

New York, New York 10001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

IN8bio, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to each of the Registrant’s registration statements on Form S-8 (File Nos. 333-264893 and 333-259458), as filed with the Securities and Exchange Commission (the “SEC”) on September 10, 2021 and May 12, 2022, respectively (such registration statements, collectively, the “Prior Registration Statements,” and the post-effective amendment to each of the Prior Registration Statements, collectively, the “Post-Effective Amendments”). Pursuant to the Prior Registration Statements, shares of common stock, par value $0.0001 per share, of the Registrant (“Common Stock”) were registered for issuance under, the Registrant’s 2018 Equity Incentive Plan, as amended (the “2018 EIP”), its 2020 Equity Incentive Plan (the “2020 EIP” and, together with the 2018 EIP, the “Prior Plans”).

On April 29, 2023, the Registrant’s Board of Directors (the “Board”) approved the Registrant’s Amended and Restated 2023 Equity Incentive Plan (the “2023 Plan”), subject to stockholder approval of the 2023 Plan. On June 15, 2023, the Registrant’s stockholders approved the 2023 Plan. The 2023 Plan replaces the 2020 EIP. The Board resolved not to make any further awards under the 2018 EIP following the completion of the Registrant’s initial public offering, but the terms of such plan continue to govern all outstanding awards granted thereunder. Upon effectiveness of the 2023 Plan immediately following the close of business on June 15, 2023 (the “Effective Time”), no new grants could be made under the 2020 EIP but the terms of such plan continue to govern all outstanding awards granted thereunder.

As provided in the 2023 EIP, from and after the Effective Time, all shares of Common Stock that become Prior Plan’s Returning Shares (as defined below) will be available for grants of new awards under the 2023 Plan. The term “Prior Plan’s Returning Shares” refers to the following shares of the Registrant’s Common Stock subject to any outstanding award granted under the 2020 EIP and that, following the Effective Time: (1) are not issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued; (2) are not issued because such stock award or any portion thereof is settled in cash; (3) are forfeited back to or repurchased by the Registrant because of the failure to meet a contingency or condition required for the vesting of such shares; (4) are withheld or reacquired to satisfy the exercise, strike or purchase price; or (5) are withheld or reacquired to satisfy a tax withholding obligation. As of the Effective Time, a total of 5,470,179 shares of Common Stock were subject to awards then-outstanding under the 2020 EIP. The Prior Plan’s Returning Shares are collectively referred to herein as the “Transferred Shares.”

The Company is filing the Post-Effective Amendments pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statements to register the offer of the Transferred Shares under the 2023 EIP (as such Transferred Shares would no longer be issuable under the 2020 EIP as described above). As of the date of the filing of the Post-Effective Amendments, the maximum number of shares of Common Stock initially registered for offer pursuant to the 2020 EIP that may become Transferred Shares available for offer under the 2023 Plan is 5,470,179 shares. No additional securities are being registered by the Post-Effective Amendments.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Not required to be filed with this Post-Effective Amendment.

Item 2. Registrant Information and Employee Plan Annual Information

Not required to be filed with this Post-Effective Amendment.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC, are incorporated by reference into this Registration Statement:

(a)	the contents of the Registrant’s Registration Statements on Form S-8, previously filed with the Commission on September 10, 2021 (File No. 333-259458) and May 12, 2022 (File No. 333-264893);

(b)	the Registrant’s Annual Report on Form 10-K (File No. 001-39692) for the fiscal year ended December 31, 2022, filed with the Commission on March 30, 2023;

(c)

the Registrant’s Current Report on Form 8-K (File No. 001-39692), filed on January  5, 2023, February  23, 2023, April  17, 2023, April  24, 2023, May  1, 2023, May  17, 2023, June  5, 2023 and June 16, 2023, to the extent the information in and exhibits to such reports are filed and not furnished;

(d)	the Registrant’s Quarterly Report on Form 10-Q (File No. 001-39692), filed on May 12, 2023 and August 10, 2023; and

(e)

the description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-39692), filed with the Commission on November 10, 2020, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation provides for indemnification of the Registrant’s directors to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws provide for indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by law.

The Registrant has entered into indemnification agreements with the Registrant’s directors and officers, whereby the Registrant has agreed to indemnify the Registrant’s directors and officers to the fullest extent permitted by law, including advancement of expenses incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify the Registrant’s directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed below:

Exhibit Number	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-39692), filed with the Commission on August 3, 2021).

4.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-39692), filed with the Commission on August 3, 2021).

4.3	2020 Equity Incentive Plan (incorporated herein by reference to Exhibit 4.6 to the Registrant’s Registration Statement on Form S-8 (File No. 333-259458), filed with the Commission on September 10, 2021).

4.4	Forms of Option Grant Notice and Option Agreement under 2020 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-249530), filed with the Commission on November 5, 2020).

4.5	Form of Restricted Stock Unit Grant Notice and Unit Award Agreement under 2020 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-249530), filed with the Commission on November 5, 2020).

4.6	2020 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 4.9 to the Registrant’s Registration Statement on Form S-8 (File No. 333-259458), filed with the Commission on September 10, 2021).

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on August 18, 2023.

IN8bio, Inc.

By:	/s/ William Ho
William Ho
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Ho and Patrick McCall, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William Ho William Ho	President, Chief Executive Officer and Director (Principal Executive Officer)	August 18, 2023

/s/ Patrick McCall Patrick McCall	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 18, 2023

/s/ Alan S. Roemer Alan S. Roemer	Chairman of the Board of Directors	August 18, 2023

/s/ Peter Brandt Peter Brandt	Director	August 18, 2023

/s/ Emily T. Fairbairn Emily T. Fairbairn	Director	August 18, 2023

/s/ Jeremy Graff Jeremy Graff	Director	August 18, 2023

/s/ Luba Greenwood Luba Greenwood	Director	August 18, 2023

/s/ Travis Whitfill Travis Whitfill	Director	August 18, 2023